EXHIBIT 99.1

Midland States Bancorp, Inc. Increases Quarterly Cash Dividend to $0.29 Per Share

22nd consecutive year that Midland States Bancorp has increased its quarterly cash dividend

EFFINGHAM, Ill., Feb. 01, 2022 (GLOBE NEWSWIRE) -- Midland States Bancorp, Inc. (NASDAQ: MSBI) announced today that its Board of Directors declared a quarterly cash dividend of $0.29 per share, an increase of 3.6% from the previous quarterly cash dividend of $0.28 per share. The dividend is payable on or about February 18, 2022 to all shareholders of record as of the close of business on February 11, 2022.

Jeffrey G. Ludwig, President and Chief Executive Officer of the Company, said, “This dividend declaration represents the 22nd consecutive year that Midland States Bancorp has increased its quarterly cash dividend. We are pleased that our financial performance enables us to increase the amount of capital that we return to shareholders through our quarterly dividend while also retaining a sufficient amount of capital to increase our capital ratios to better support continued organic and acquired growth.”

About Midland States Bancorp, Inc.

Midland States Bancorp, Inc. is a community-based financial holding company headquartered in Effingham, Illinois, and is the sole shareholder of Midland States Bank. As of December 31, 2021, the Company had total assets of approximately $7.44 billion, and its Wealth Management Group had assets under administration of approximately $4.22 billion. Midland provides a full range of commercial and consumer banking products and services and business equipment financing, merchant credit card services, trust and investment management, insurance and financial planning services. For additional information, visit https://www.midlandsb.com/ or https://www.linkedin.com/company/midland-states-bank.

CONTACTS:
Douglas J. Tucker, Sr. V.P., Corporate Counsel, at dtucker@midlandsb.com or (217) 342-7321